Rule 424(b)(2)
                           Registration Nos. 333-44771
         NASD File No. 961029005
         Cusip #: 52517PNH0

  PRICING SUPPLEMENT NO. 311
  Trade Date: March 18, 1998 to Prospectus
  Supplement dated March 2, 1998
  and Prospectus dated February 18, 1998

          LEHMAN BROTHERS HOLDINGS INC.
           Medium-Term Notes, Series E
                                    (Fixed Rate)

  Due from Nine Months to 30 Years from Date of Issue

  Pricing to Public:  99.950%

  Agent's Commission: .241%

  Original Issue Date: 03/23/98

  Interest Rate Per Annum:  6.00%

  Interest Payment Dates:    Every 2/15 and 8/15 commencing on 8/17/98

  Maturity Date:  03/23/00

  These Notes, issued under Pricing Supplement No. 311, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

  The aggregate principal amount of this offering is $50,000,000 and relates only to Pricing Supplement No. 311. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $15,162,913,688 and, to date, including this offering, an aggregate of $14,314,937,688 Medium-Term Notes, Series E has been issued and $9,897,702,688 are outstanding.

  The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.